Exhibit 99.1

[ABC LOGO]

News Release

For more information contact:

W. Edwin Lane, Jr.

Chief Financial Officer

ABC BANCORP REPORTS

FOURTH QUARTER EARNINGS

January 13, 2004

ABC BANCORP (Nasdaq:ABCB), Moultrie, Georgia, reported net income of $3.6 million, or $.37 per basic share, for the quarter ended December 31, 2003. Net income for the same quarter a year ago was $2.7 million, or $.28 per basic share. The results represent a 33% increase in net income and a 32% increase in net income per basic share over the same period last year.

Net income for the years ended December 31, 2003 and 2002 was $12.0 million and $10.4 million, respectively, an increase of 15%. Net income per basic share for the years ended December 31, 2003 and 2002 was $1.23 and $1.05, respectively, an increase of 17%.

The annualized return on average assets for the quarter ended December 31, 2003 and 2002 was 1.25% and .92%, respectively. The annualized return on average equity for the quarter ended December 31, 2003 and 2002 was 12.76% and 10.26%, respectively.

The return on average assets for the year ended December 31, 2003 and 2002 was 1.04% and .90%, respectively. The return on average equity for the year ended December 31, 2003 and 2002 was 10.85% and 9.81%, respectively.

Included in fourth quarter 2003 non-interest income was approximately $400,000 that was attributable to two nonrecurring transactions. The first was a gain of approximately $176,000, net of taxes, on the sale of a subsidiary bank’s former office during the fourth quarter of 2003. The second was the reversal of potential recourse liability of approximately $224,000, net of taxes, that was recorded in connection with the sale during 2002 of the Company’s $4.5 million credit card portfolio. The recourse liability expired during the fourth quarter of 2003.

The Company recorded loan loss provisions of $3.9 million and $5.6 million during the year ended December 31, 2003 and 2002, respectively. The allowance for loan losses totaled $15.0 million and $14.9 million as of December 31, 2003 and 2002, respectively. The allowance for loan losses, as a percentage of total loans, was 1.78% as of the end of both years.

ABC BANCORP

News Release

January 13, 2004

Loans charged off (net of recoveries) totaled $3.9 million and $5.7 million for the year ended December 31, 2003 and 2002, respectively. The ratio of loans charged off (net of recoveries) to average loans was .47% and .69% for the year ended December 31, 2003 and 2002, respectively.

Non-performing assets totaled $8.0 million and $9.3 million as of December 31, 2003 and 2002, respectively. As compared to the previously reported balance of $9.2 million as of September 30, 2003, non-performing assets decreased $1.2 million, or 13%, during the quarter ended December 31, 2003.

The ratio of the allowance for loan losses to non-performing assets was 188% and 161% as of December 31, 2003 and 2002, respectively. The same ratio, as previously reported, was 167% as of September 30, 2003.

Jack Hunnicutt, ABC Bancorp’s Chairman and CEO, said, “During 2003, we focused on three things: preserving asset quality, minimizing shrinkage of our net interest margin and controlling expenses. As for asset quality, non-performing assets decreased 14% during the year, our charge-off ratio was 22 basis points lower than the previous year, and the ratio of loan loss reserve’s coverage of non-performing assets increased 26 basis points during the year.”

Hunnicutt continued, “Because of the record low interest rate environment, we fully expected our net interest margin to decrease during 2003. To lessen the effect, we avoided paying the relatively high interest rates on non-core deposits that some banks in our markets offered, and we instead relied on lower cost alternative funding. This strategy achieved the desired results, but resulted in some deposit shrinkage. Another strategy we took to offset the expected loss of net interest income was to substantially reduce controllable, nonessential expenses.”

Hunnicutt concluded, “The national economy showed signs of rebounding during the fourth quarter of 2003, and pertinent indicators suggest economic growth should continue during 2004. As the economy’s momentum increases, several things should occur that would positively impact ABC’s profitability. The Federal Reserve Bank could raise interest rates, which would positively impact ABC’s net interest margin. Also, businesses could expand and jobs would subsequently be created, positively affecting ABC’s loan growth and improving ABC’s gross revenue stream. All of these possible occurrences give us optimism that there are ample opportunities in 2004 to increase ABC’s profitability, and we plan to work diligently to take full advantage of these opportunities. Quality growth, both internally and through external expansion, will be our main focus in 2004, with continued concentration on asset quality and expense control being strong secondary focuses.”

Total average assets were $1.2 billion as of both years ended December 31, 2003 and 2002. Average net loans were $826 million and $813 million as of December 31, 2003 and 2002, respectively, an increase of 2%. Average total deposits were $890 million and $894 million as of December 31, 2003 and 2002, respectively, a decrease of less than 1%.

ABC BANCORP

News Release

January 13, 2004

At its December 2003 meeting, ABC Bancorp’s Board of Directors declared a cash dividend of $.14 per share payable on January 9, 2004 to shareholders of record as of December 31, 2003.

In a press release dated November 7, 2003, ABC Bancorp announced the retirement of Kenneth J. Hunnicutt as President of ABC. In the same press release, Edwin W. Hortman, Jr. was named President and Chief Operating Officer of ABC. Hunnicutt will also retire as Chief Executive Officer on December 31, 2004, and Hortman will assume that position. Hunnicutt will continue to serve as non-executive Chairman of the Board and Executive Consultant of ABC.

ABC Bancorp is headquartered in Moultrie, Georgia and has 11 banking subsidiaries with 35 locations in southern Georgia, southern Alabama and central Florida.

ABC Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol “ABCB”.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

ABC BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data)

	QUARTER ENDED		YEAR-TO-DATE
	12/31/03	12/31/02	12/31/03	12/31/02
EARNINGS SUMMARY
Net interest income	$10,650	$10,843	$42,270	$46,309
Provision for loan losses	902	1,617	3,945	5,574
Non-interest income	4,102	4,155	14,786	15,610
Non-interest expense	8,370	9,315	35,147	40,913
Income taxes	1,893	1,336	5,954	5,077
Net income	$3,587	$2,730	$12,010	$10,355

PER SHARE SUMMARY
Common shares outstanding	9,783,854	9,770,936	9,783,854	9,770,936
Weighted average shares	9,783,854	9,784,197	9,772,166	9,858,463
Income per weighted avg share – basic	$0.37	$0.28	$1.23	$1.05
Dividends declared per share	$0.14	$0.12	$0.52	$0.48

OPERATING RATIOS (annualized)
Net interest rate spread (a)	3.72%	3.61%	3.63%	4.02%
Net interest margin (a)	4.06%	4.00%	3.99%	4.41%
Return on average assets	1.25%	0.92%	1.04%	0.90%
Return on average equity	12.76%	10.26%	10.85%	9.81%
Efficiency (b)	56.74%	62.11%	61.60%	66.08%

ENDING BALANCES
Total assets	$1,168,029	$1,192,477	$1,168,029	$1,192,477
Earning assets	1,070,454	1,095,507	1,070,454	$1,095,507
Intangible assets	22,517	23,549	22,517	$23,549
Loans, net of reserve	825,576	818,579	825,576	$818,579
Allowance for loan losses	14,963	14,868	14,963	$14,868
Deposits	906,523	916,185	906,523	$916,185
Stockholders’ equity	113,613	107,484	113,613	$107,484
Book value per share	$11.61	$11.00	$11.61	$11.00
Tangible book value per share	$9.31	$8.59	$9.31	$8.59
Stockholders’ equity to total assets	9.73%	9.01%	9.73%	9.01%

(a)	Computed using fully taxable-equivalent net income.

(b)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(c)	Computed by adding nonperforming loans, foreclosed real estate and repossessed collateral.

ABC BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data)

	QUARTER ENDED		YEAR-TO-DATE
	12/31/03	12/31/02	12/31/03	12/31/02
AVERAGE BALANCES
Total assets	$1,144,774	$1,181,122	$1,156,635	$1,150,266
Earning assets	1,057,673	1,093,680	1,068,921	1,058,221
Loans, net of reserve	829,147	825,562	825,989	813,332
Deposits	880,089	905,584	889,664	893,759
Equity	112,419	106,456	110,694	105,569

ASSET QUALITY
Nonperforming loans	$6,506	$7,561	$6,506	$7,561
Nonperforming assets (c)	7,944	9,250	7,944	9,250
Net loan charge-offs (recoveries)	1,372	1,557	3,850	5,650

Allowance for loan loss to loans	1.78%	1.78%	1.78%	1.78%
Net loan charge-offs (recoveries) to average loans	0.17%	0.19%	0.47%	0.69%
Nonperforming loans to gross loans	0.77%	0.91%	0.77%	0.91%
Nonperforming assets to allowance for loan loss	53.09%	62.21%	53.09%	62.21%
Allowance for loan loss to nonperforming assets	188.37%	160.74%	188.37%	160.74%
Nonperforming assets to total assets	0.68%	0.78%	0.68%	0.78%

	12/31/03	REQUIRED	EXCESS
REGULATORY CAPITAL RATIOS
Leverage	10.77%	4.00%	6.77%

Risk-based
Core Capital	13.85%	4.00%	9.85%
Total Capital	15.60%	8.00%	7.60%